     Exhibit 99.1

Bank of South Carolina Corporation

P.O. Box 538

Charleston, SC 29402

April 14, 2020

Bank of South Carolina Corporation Announces First Quarter Earnings

CHARLESTON, S.C., -- The Bank of South Carolina Corporation (Nasdaq: BKSC) announced unaudited earnings of $1,521,131, or $0.28 and $0.27 basic and diluted earnings per share, respectively, for the quarter ended March 31, 2020 – a decrease of 9.95% from earnings for the quarter ended March 31, 2019 of $1,689,264, or $0.31 and $0.30 basic and diluted earnings per share. Annualized returns on average assets and average equity for the three months ended March 31, 2020 were 1.38% and 11.70%, respectively, compared with March 31, 2019 annualized returns on average assets and average equity of 1.59% and 14.73%, respectively.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, “Unanticipated action by the Federal Reserve to substantially reduce interest rates has impacted our margins and thus our profits for the first quarter. We are pleased, though, with the significant contribution of our mortgage department, which has helped to offset the decrease in net interest income. Although we are behind where we were last year at this time, we remain consistent with our 2020 profit plan to date.

We continue to build our presence in North Charleston with our new office opened late last year. This long term investment is strategically positioned to take advantage of the burgeoning North Charleston market. With our new state of the art facility and an experienced team in place, we are excited about our anticipated growth in that market.

During these difficult times, we are assisting our clients with additional credit, payment deferrals, and modifications. We have sent out over three hundred SBA Payroll Protection Plan loan applications to our customers as part of the Federal Stimulus package. We all look forward to the end of this pandemic and a return to better times. We recently announced our regular quarterly cash dividend and a $1,000,000 share buyback program that signals our optimism.”

The following table shows the balance sheet and income statement highlights:

	(Unaudited) March 31,	(Unaudited) March 31,
	2020	2019

Common stock shares outstanding	5,530,363	5,516,725
Book value per share	$ 9.48	$ 8.58
Total assets	$ 499,720,200	$ 431,823,822

Three Months Ended

Net income	$ 1,521,131	$ 1,689,264

Basic earnings per share	$ 0.28	$ 0.31
Diluted earnings per share	$ 0.27	$ 0.30

Weighted average shares outstanding:
Basic	5,530,256	5,514,413
Diluted	5,585,622	5,592,352

About Bank of South Carolina Corporation

The Bank of South Carolina Corporation is the holding company of The Bank of South Carolina (“The Bank”). The Bank is a South Carolina state-chartered bank with offices in Charleston, North Charleston, Summerville, Mt. Pleasant, and the West Ashley community and has been in continuous operation since 1987. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol “BKSC”.

For additional information, contact:

Eugene H. Walpole, IV

Executive Vice President and Chief Financial Officer

(843) 724-1500